Banksy Update: 99% Progress

Inbox ×

M

Michael Delpozzo, Masterworks <mdelpozzo@investors.masterworks.com>

to me

Hi Sam,

Our latest Banksy is at 99% progress.

It's from his popular "Vandalized Oil" series that have been popular at auction historically.

We expect it to be fully allocated shortly.

If you'd like to invest, check it out here. View the offering circular below.

99% PROGRESS

Thanks,

Michael Delpozzo

—

Masterworks Platform Associate

MASTERWORKS

www.masterworks.com

225 Liberty St. 29th Floor, New York, NY 10281